DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 21, 2020, Euronet Worldwide, Inc. (“Euronet” or the “Corporation”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.02 per share (“Common Stock”); and (2) our 1.375% Senior Notes due 2026 (“Notes”).
Description of Common Stock
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Certificate of Incorporation of Euronet as amended, (the “Articles of Incorporation”) and the Amended and Restated Bylaws of Euronet (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable for additional information. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.
Authorized Capitalization
The authorized capital stock of the Corporation consists of 90,000,000 shares of Common Stock, par value $0.02 per share and 10,000,000 shares of preferred stock, par value $0.02 per share (“Preferred Stock”), of which 300,000 shares are designated as Series A Junior Participating Preferred Stock (the “Junior Preferred Stock”). As of February 28, 2020, an aggregate of 53,519,855 shares of our Common Stock were issued and outstanding and no Preferred Stock, including Junior Preferred Stock, was issued or outstanding.
Common Stock
The holders of our Common Stock are entitled to receive ratably such dividends as our board of directors (the “Board of Directors”) may declare from time to time from legally available funds, subject to the preferential rights of any holders of shares of our Preferred Stock that are then outstanding or that we may issue in the future. Since our inception, no dividends have been paid on our Common Stock. We do not intend to distribute dividends for the foreseeable future. Certain of our credit facilities contain limitations on the payment of dividends.
The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our Certificate of Incorporation does not provide for cumulative voting in the election of our Board of Directors. No holder of our Common Stock has any preemptive right to subscribe for any shares of capital stock issued in the future, or any right to convert the holder’s Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock.
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Common Stock are entitled to share, on a pro rata basis, in the distribution of all assets remaining after payment to creditors, subject to prior distribution rights of the holders of any shares of Preferred Stock. All of the shares of Common Stock outstanding are fully paid and non-assessable.
Preferred Stock
The Board of Directors is authorized, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock as a class without series or in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.
The Corporation has designated 300,000 shares of Junior Preferred Stock, none of which are outstanding.
Junior Preferred Stock
Our Junior Preferred Stock has the following rights, preferences, privileges and restrictions:
Conversion. Shares of Junior Preferred Stock are not convertible.

Dividends. Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the Junior Preferred Stock, the holders of shares of our Junior Preferred Stock are entitled to receive cash dividends, when, as and if declared, equal to the greater of (a) $1.00 or (b) 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in, and declared on, our Common Stock. Such dividends are payable quarterly on or before the first day of March, June, September and December in each year commencing on the first quarterly dividend payment date after the first issuance of a share or fraction of a share of Junior Preferred Stock in preference to the shares of Common Stock.
Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, the holders of shares of our Junior Preferred Stock are entitled to be paid out of the assets available for distribution, before any payment is made to the holders of our Common Stock or any other series or class of our shares ranking junior to the Junior Preferred Stock, an amount equal to $100.00 per share, plus an amount equal to all accrued and unpaid dividends, but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock.
Voting Rights. Each share of Junior Preferred Stock is entitled to 100 votes on all matters submitted to a vote of our stockholders.
Redemption. Shares of Junior Preferred Stock are not redeemable.
Adjustment. The dividend, liquidation and voting rights of the Junior Preferred Stock are subject to adjustment to reflect certain changes made to shares of Common Stock outstanding.
Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Charter Documents and Other Agreements
Effect of Delaware Law and our Charter Documents
Certain provisions of our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law (as amended, the “DGCL”) may be deemed to have an anti-takeover effect and may delay, defer or make more difficult a takeover attempt that a stockholder might consider in its best interest. Set forth below is a description of such provisions.
Amendment or Repeal of the Certificate of Incorporation. Under the DGCL, stockholders are not entitled to enact, without appropriate action taken by the board of directors, an amendment to the certificate of incorporation. Amendments to a certificate of incorporation generally require that the board of directors adopt a resolution setting forth the amendment, declaring its advisability and submitting it to a vote of the stockholders. Our Certificate of Incorporation expressly reserves the Corporation’s right to amend or repeal any provision contained in our Certificate of Incorporation, in the manner prescribed by Delaware law. In addition, our Certificate of Incorporation requires the approval at least 80% of our combined voting power to effect amendments to Article Sixth of our Certificate of Incorporation providing for three classes of directors for our Board of Directors.
Amendment or Repeal of Bylaws. The DGCL provides that stockholders may amend a corporation’s bylaws and, if provided in its certificate of incorporation, the board of directors also has this power. Under the DGCL, the power to adopt, amend or repeal bylaws lies in stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. Our Bylaws expressly reserve the right of the Board of Directors to adopt, amend, alter or repeal our Bylaws. In addition, our Bylaws provide that our stockholders may amend, alter or repeal our Bylaws by the affirmative vote of stockholders holding at least two-thirds of the voting power of the Corporation’s capital stock entitled to vote thereon, voting together as a single class.
Calling of Special Stockholder Meetings. Under the DGCL, a special meeting of stockholders may be called by a corporation’s board of directors or by such persons as may be authorized by the corporation’s certificate of incorporation or bylaws. The Bylaws provide that special meetings of stockholders may only be called by the Corporation’s President or Secretary upon the written request of a majority of the members of the Board of Directors then in office. Under the Bylaws, our stockholders are not entitled to call a special meeting of stockholders.
Classified Board of Directors. As permitted under the DGCL, the Certificate of Incorporation provides that the Board of Directors of the Corporation be divided into three classes of directors serving staggered three-year terms. The classes of directors will be as nearly equal in number as possible. Accordingly, approximately one-third of the Corporation’s Board of Directors will be elected each year. Further, the Certificate of Incorporation provides that the number of directors will be determined by the Board of Directors.

Director Vacancies. Under the Bylaws, vacancies on the Board of Directors may be filled by vote of a majority of the remaining directors, although less than a quorum.
Preferred Stock. As described above under “- Preferred Stock”, our Certificate of Incorporation authorizes the Board of Directors to issue up to 10,000,000 shares of Preferred Stock having rights superior to the Common Stock without the approval of the stockholders of the Corporation.
Advance Notice. Our Bylaws include advance notice requirements for nominations of candidates for election to our Board of Directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings.
Choice of Forum. Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, all internal corporate claims must be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware or, if such court does not have jurisdiction, the United States District Court for the District of Delaware).
Delaware Anti-Takeover Statute. Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an “interested stockholder,” which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation’s board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the Board of Directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Other Agreements
Holders of our 0.75% Convertible Senior Notes due 2049 outstanding may require us to repurchase the notes upon a “fundamental change” (as defined in the indenture for the notes) and elect to convert their notes into shares of Common Stock in connection with a “fundamental change”. As of December 31, 2019, we had $525 million principal amount of 0.75% Convertible Senior Notes due 2049 outstanding.
Indemnification of Directors and Officers and Limitation of Liability
Section 145 of DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which imposes liability for the unlawful payment of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
Article Eighth of the Corporation’s Certificate of Incorporation and Article VII of the Corporation’s Bylaws provide that the Corporation shall indemnify directors and officers to the fullest extent permitted by the DGCL. Article Ninth of the Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL as described above.

The Corporation also maintains, and intends to continue to maintain, insurance for the benefit of its directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.
The Corporation enters into indemnification agreements with each of its directors and executive officers. The indemnification agreements supplement existing indemnification provisions of the Corporation’s Certificate of Incorporation and Bylaws and, in general, provide for indemnification of and advancement of expenses to the indemnified party, subject to the terms and conditions provided in the indemnification agreement. The indemnification agreements also establish processes and procedures for indemnification claims, advancement of expenses and other determinations with respect to indemnification.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.
Listing
The Common Stock is traded on The Nasdaq Stock Market under the trading symbol “EEFT.”
Description of the Notes
The following description of our Notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of May 22, 2019 (the “Base Indenture”), between Euronet Worldwide, Inc. and U.S. Bank Association, as trustee, as supplemented by a supplemental indenture, dated May 22, 2019 (the “Supplemental Indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part.
We encourage you to read the above referenced indenture, as supplemented, for additional information.
Principal, Maturity and Interest
The Notes were issued in a €600,000,000 principal amount. The Notes bear interest at a rate of 1.375% per year. Interest on the Notes is payable annually in arrears on May 22 of each year, beginning on May 22, 2020, to the persons in whose names the Notes are registered at the close of business on the May 7 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or the settlement date if no interest has been paid or duly provided for on the Notes), to but excluding the next date on which interest is paid or duly provided for. Interest on the Notes accrues from and including the settlement date and will be paid to holders of record on the day immediately prior to the applicable interest payment date.
The Notes will mature on May 22, 2026. On the maturity date of the Notes, the holders will be entitled to receive 100% of the principal amount of such Notes. The Notes will not have the benefit of any sinking fund.
Payments in Euros
Principal, premium, if any, and interest payments and additional amounts, if any, in respect of the Notes will be payable in euros. If, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used.
Interest Rate Adjustment
The interest rate payable on the Notes will be subject to adjustment from time to time if either Fitch or S&P (each as defined below), or, in either case, any Substitute Rating Agency (as defined below) downgrades (or subsequently upgrades) the credit rating assigned to the Notes, in the manner described below.
If the rating from Fitch (or any Substitute Rating Agency) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Fitch Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
 * Including the equivalent ratings of any Substitute Rating Agency.
If the rating from S&P (or any Substitute Rating Agency) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
 * Including the equivalent ratings of any Substitute Rating Agency.
Ranking
The Notes are our general unsecured obligations and rank equally with all of our existing and future unsubordinated obligations.
Holders of any of our secured indebtedness and other secured obligations will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness and other obligations, in the event of any bankruptcy, liquidation or similar proceeding.
The Notes are not be guaranteed by any of our subsidiaries, and are therefore “structurally” subordinated to all indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables or claims of lessors under leases, which may be material.
Further Issues
The Notes constitute a separate series of debt securities under the indenture, initially limited to €600.0 million. Under the indenture, we may, without the consent of the holders of the Notes, issue additional Notes of the same or a different series from time to time in the future in an unlimited aggregate principal amount; provided, that, if any such additional Notes are not fungible with the Notes offered hereby (or any other tranche of additional Notes) for U.S. federal income tax purposes, then such additional Notes will have different ISIN and/or Common Code numbers than the Notes offered hereby (and any such other tranche of additional Notes). The Notes offered hereby and any additional Notes of the same series would rank equally and ratably and would be treated as a single class for all purposes under the indenture. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, any of the Notes outstanding, as well as any additional Notes that we may issue by reopening such series, will vote or take action as a single class.
Ranking
The Notes are our general unsecured obligations and rank equally with all of our existing and future unsubordinated obligations.
Holders of any of our secured indebtedness and other secured obligations will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness and other obligations, in the event of any bankruptcy, liquidation or similar proceeding.

The Notes are not be guaranteed by any of our subsidiaries, and are therefore “structurally” subordinated to all indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables or claims of lessors under leases, which may be material.
Further Issues
Under the indenture, we may, without the consent of the holders of the Notes, issue additional Notes of the same or a different series from time to time in the future in an unlimited aggregate principal amount. The Notes and any additional Notes of the same series would rank equally and ratably and would be treated as a single class for all purposes under the indenture.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment of the principal of and interest on the Notes to a beneficial owner who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1) to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
(d) being or having been a “10-percent shareholder” of Euronet as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2) to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or an applicable withholding agent from the payment;

(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;
(8) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(9) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;
(10) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(11) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).
The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “-Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
Redemption
Optional Redemption
The Notes are redeemable, in whole at any time or in part from time to time, at our option, prior to February 22, 2026 (3 months prior to the maturity date of the Notes) (the “Par Call Date”) at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes through the Par Call Date (exclusive of interest accrued and unpaid as of the date of redemption), assuming for such purpose that the Notes matured on the Par Call Date, discounted to the date of redemption on an annual basis at the applicable Comparable Government Bond Rate (as defined below), plus 30 basis points, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. However, if the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.
Notwithstanding the foregoing, at any time on or after the Par Call Date, the Notes are redeemable, in whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.
Notice of any redemption will be given at least 30 days, but not more than 60 days, before the redemption date to each registered holder of Notes to be redeemed. Once notice of redemption is given, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes (or portion thereof) to be redeemed on such redemption date.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond (Bundesanleihe) whose maturity is closest to the Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the paying agent, or the trustee, money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected by the trustee, in accordance with the applicable depositary procedures; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part.
We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.
Notwithstanding the foregoing, in connection with any tender offer for all of the Notes outstanding at a price of at least 100% of the principal amount of the Notes tendered, plus accrued and unpaid interest thereon to, but excluding, the applicable tender settlement date (including any Change of Control Offer), if holders of not less than 90% in aggregate principal amount of the Notes outstanding validly tender and do not withdraw such Notes in such tender offer and we, or any third party making such a tender offer in lieu of us, purchases all of the Notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, by first class mail to each holder of Notes, or by electronic delivery, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 17, 2019, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described under the heading “-Payment of Additional Amounts” with respect to the Notes, then we may at any time at our option redeem, in whole, but not in part, the Notes on not less than 15 nor more than 45 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Notes to, but not including, the date fixed for redemption.
Repurchase upon Change of Control Triggering Event
If a Change of Control Triggering Event (as defined below) occurs with respect to the Notes, unless we have exercised our right to redeem the Notes as described under “-Optional Redemption,” or “-Redemption for Tax Reasons,” we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to €100,000 or any integral multiple of €1,000 in excess thereof) of each holder’s Notes pursuant to the offer described below (the “Change of Control Offer”).
In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Change of Control Payment”).
Within 30 days following any Change of Control Triggering Event with respect to the Notes or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will be required to mail, or cause to be mailed, or otherwise deliver in accordance with the applicable clearing system’s procedures, a notice to holders of the Notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed or delivered (the “Change of Control Payment Date”), pursuant to the procedures required by such Notes and described in such notice. The notice shall, if mailed or delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes or the indenture, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes or the indenture by virtue of such conflict.
On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent for the Notes an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•
deliver or cause to be delivered to the trustee or the paying agent the Notes properly accepted for payment by us, together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The paying agent for the Notes will be required to promptly mail, or otherwise deliver in accordance with the applicable clearing system’s procedures, to each holder who properly tendered Notes that were accepted for payment by us, the purchase price for such Notes, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.
We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. In addition, we will not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment.
If holders of not less than 90% in aggregate principal amount of the Notes outstanding tender and do not withdraw such Notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.
For purposes of the foregoing discussion of a repurchase at the option of holders upon the occurrence of a Change of Control, the following definitions are applicable:
“Rating Event” with respect to the Notes means the ratings of the Notes are decreased by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of “Change of Control Triggering Event”) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the holders of the Notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the rating event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than us or one of our Subsidiaries; (2) the approval by the holders of our Common Stock of any plan or proposal for our liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the number of shares of our Voting Stock then outstanding.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event occurring in respect of that Change of Control.
“Fitch” means Fitch Ratings, Inc., or any successor thereto.
“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Person” means any individual, firm, limited liability company, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.
“Rating Agencies” means (1) each of Fitch and S&P; and (2) if any of Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that we select (as certified by an executive officer of ours) as a replacement agency for Fitch or S&P, or both of them, as the case may be.
“S&P” means S&P Global Ratings Services (a division of S&P Global Inc.) or any successor to the rating agency business thereof.
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person
Certain Covenants
The indenture will contain, among others, the following covenants:
Consolidation, Merger and Sale of Assets
We may not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any successor person, unless:

•
 the resulting, surviving or transferee person (if not us) is a Person organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the Notes and the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.
Upon any such consolidation, binding share exchange, merger, sale, assignment, conveyance, transfer, lease or other disposition, the resulting, surviving or transferee corporation (if not us) shall succeed to, and may exercise every right and power of, Euronet under the indenture, in our name or in its own name and we will be released (other than in the case of a lease) from all our liabilities under the indenture and under the notes.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.
Limitations on Liens
We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any stock of a Significant Subsidiary), whether owned on the date of issuance of the Notes or thereafter acquired, to secure any Indebtedness (as defined below) (any such Lien, a “Subject Lien”), unless we contemporaneously secure the Notes (together with, if we so determine, any other Indebtedness of or guaranty by us or such Significant Subsidiary then existing or thereafter created that is not subordinated to the Notes) equally and ratably with (or, at our option, prior to) that obligation.
The restriction in the above paragraph, however, will not apply to (i) Permitted Liens (as defined below) and (ii) Subject Liens securing Indebtedness if at the time of determination, after giving effect to the incurrence of such Indebtedness and to the retirement of Indebtedness which is being retired substantially concurrently therewith, the sum of (1) the aggregate principal amount of all of our Indebtedness and Indebtedness of our Significant Subsidiaries secured by Subject Liens (other than Permitted Liens) and (2) the Attributable Debt (as defined below) in respect of all Sale and Lease-Back Transactions (as defined below) not otherwise permitted under the first paragraph under “Certain Covenants-Limitations on Sale and Lease-Back Transactions” does not exceed 15% of Consolidated Net Tangible Assets (as defined below).
Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Subject Lien to which it relates, or (ii) any sale, exchange or transfer to any person not an affiliate of Euronet of the Principal Property secured by such Subject Lien.
“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any Notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft); provided, however, that Indebtedness does not include ATM Cash Supply Obligations.
“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest of any kind. For the avoidance of doubt, Liens do not include (a) the ownership or other interests of counterparties in “vault cash” they supply pursuant to ATM Cash Supply Arrangements or (b) setoff rights or statutory liens arising in the ordinary course of business.
“Permitted Liens” of any person is defined in the indenture as:
(a) Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);
(c) Liens incurred or pledges or deposits made in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);
(d) Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments, decrees, orders of any court or in connection with legal proceedings or actions at law or in equity that do not constitute an event of default under the indenture;
(f) Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset, or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after May 17, 2019, (B) (i) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary or (ii) was incurred pursuant to contractual commitments entered into before such Subsidiary became a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary, and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary;
(g) any Lien existing on the issue date of the Notes;
(h) Liens upon fixed, capital, real and/or tangible personal property acquired after the date hereof (by purchase, construction, development, improvement, finance lease, Synthetic Lease or otherwise) by us or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such lien shall extend to or cover any property other than the property so acquired and improvements thereon;
(i) Liens in favor of us or any Subsidiary;
(j) Liens arising from the financing, factoring or similar transaction (or series of transactions) or the sale of, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment for which fair equivalent value is received;
(k) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i) and (j); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;
(l) Liens securing our obligations or those of any Subsidiary of ours in respect of any swap agreements or other hedging arrangements entered into in the ordinary course of business and for non-speculative purposes;
(m) easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole; and
(n) Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program.
“ADT” means automated deposit teller machines or other similar devices capable of accepting deposits, but that cannot dispense cash, that are owned, leased, operated or serviced by us or any of our consolidated subsidiaries.
“ATM” means automated teller machines or other similar devices capable of dispensing cash (and, in some cases, offering other transactions) that are owned, leased, operated or serviced by us or any of our consolidated subsidiaries.
“ATM Cash Supply Arrangements” means “vault cash” supply arrangements, banknote leasing arrangements, ATM sponsorship arrangements and other similar arrangements pursuant to which banks or other financial institutions provide to us and our consolidated subsidiaries electronic or physical currency to fill ATMs and such electronic or physical currency is segregated from any other cash of ours and our consolidated subsidiaries.
“ATM Cash Supply Obligations” means obligations arising out of ATM Cash Supply Arrangements consistent with past practice, and loans and lines of credit serving the same purpose.
“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of Euronet and its Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding current maturities of long term indebtedness and any current liabilities for money borrowed having a maturity of less than 12 months but by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in Euronet’s most recent consolidated balance sheet as at the end of its fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.
“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset (excluding ATMs, ADTs and point of sale terminals) which is owned or leased by us or any of our Significant Subsidiaries, provided each such corporate office, facility or capital asset has a net book value on the date as of which the determination is being made that exceeds 2% of our Consolidated Net Tangible Assets, unless our board of directors has determined in good faith that such office, facility or capital asset is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.
“Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.
“Subsidiary” means a Person of which at least a majority of the outstanding voting stock having the power to elect a majority of the board of directors of such person (in the case of a corporation) is, or of which at least a majority of the equity interests (in the case of a person which is not a corporation) are, at the time owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock or similar interests to us which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under United States generally accepted accounting principles.
Limitations on Sale and Lease-Back Transactions
We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction (as defined below) with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt (as defined below) with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to the covenant described above under the caption “-Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the Notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the Notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation (including any such Indebtedness that by its terms is renewable or extendible beyond 12 months from the date of its creation, at the option of the borrower) or (iii) the purchase, construction, development, expansion or improvement of other comparable property.
Notwithstanding the preceding paragraph, we and our Significant Subsidiaries will be allowed to enter into any Sale and Lease-Back Transaction if, after giving effect to such Sale and Lease-Back Transaction, the sum of (i) the aggregate principal amount of all of our Indebtedness and Indebtedness of our Significant Subsidiaries secured by Subject Liens (other than Permitted Liens) and (ii) the Attributable Debt in respect of all Sale and Lease-Back Transactions not otherwise permitted under the preceding paragraph, does not exceed 15% of Consolidated Net Tangible Assets.
“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease (excluding, however, any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (as determined by the Corporation or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.
“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.
Events of Default
Each of the following constitutes an event of default under the indenture with respect to the Notes:
(1) we fail to pay the principal of any note (or premium, if any) when due at maturity, upon acceleration, upon redemption or otherwise;
(2) we fail to pay any interest on any note when due if such failure continues for 30 days;
(3) failure by us to comply with our obligations under “Certain Covenants-Consolidation, Merger and Sale of Assets”;
(4) default by us or any of our Significant Subsidiaries with respect to any mortgage, agreement or other instrument under which there is, or by which there is secured or evidenced, any Indebtedness having an aggregate principal balance outstanding in excess of $50 million (or the foreign currency equivalent thereof), whether such Indebtedness now exists or shall hereafter be created (i) resulting in such Indebtedness becoming or being declared due and payable prior to its scheduled maturity or (ii) constituting a failure to pay the principal of any such Indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise and such defaulted payment is not made, waived or extended within the applicable grace period, unless the default has been cured or waived or the Indebtedness discharged in full within 60 days after we have been notified of the default by the trustee or holders of at least 25% of the Notes outstanding;
(5) final judgment for the payment of $50 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) rendered against us or any of our Significant Subsidiaries by a court of competent jurisdiction, which judgment is not paid, discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished (to the extent not covered by indemnities provided by reputable creditworthy companies or insurance as to which the applicable insurance company is solvent and has not denied coverage);
(6) we fail for 60 consecutive days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or indenture; or
(7) certain events of bankruptcy, insolvency or reorganization relating to us or any of our Significant Subsidiaries.
If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes outstanding may declare the principal amount of the Notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the Notes will automatically become immediately due and payable.
After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes may, except with respect to the nonpayment of principal or interest, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and accrued and unpaid interest, if any, have been cured or waived.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the Notes outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.
No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•
the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date.
Modification of the Indenture and Waiver of Rights of Holders
Under certain circumstances, we can make changes to the indenture and the Notes. Some types of changes require the approval of each holder of Notes, some require approval by a vote of a majority of the holders of the Notes, and some changes do not require any approval at all. The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Changes Requiring Approval of All Holders
First, there are changes that cannot be made to the notes without the approval of holders of all notes. These include changes that:
(1) reduce the percentage of holders of notes who must consent to a waiver or amendment of the indenture;
(2) reduce the rate of interest on any note or change the time for payment of interest;
(3) reduce the principal or premium due on the notes or change the stated maturity date of the notes;
(4) change the place or currency of payment on a note;
(5) change the right of holders of notes to waive an existing default by majority vote;
(6) modify the provisions of the indenture with respect to the ranking of the notes in a manner adverse to the holders of the notes;

(7) impair the right of the holders of notes to sue for payment; or
(8) make any change to this list of changes.

Changes Requiring a Majority Vote
The second type of change to the indenture and the notes requires a vote in favor by holders owning a majority of the principal amount of the notes. Most changes fall into this category, except as described above under “-Changes Requiring Approval of All Holders” and below under “-Changes Not Requiring Approval.” A majority vote of holders of notes is required to waive any past default, except a failure to pay principal, premium or interest or a default in the certain covenants and provisions of the indenture that cannot be modified or waived without the consent of each holder as described above under “-Changes Requiring Approval of All Holders.”
Changes Not Requiring Approval
The third type of change does not require any vote by holders of notes outstanding. This type is limited to clarifications, changes that are necessary to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to conform the text of any provision of the indenture or the notes to any provision of this description of the notes and certain other changes that would not adversely affect holders of the notes outstanding in any material respect.
Defeasance and Covenant Defeasance
We may elect either (i) to defease and be discharged from any and all obligations with respect to the Notes (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”), upon the deposit with the trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment in the opinion of a nationally recognized firm of certified public accountants, to pay the principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable United States federal income tax law occurring after the date of the indenture. We may exercise our defeasance option with respect to the Notes notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the Notes may not be accelerated because of an event of default.
If we exercise our covenant defeasance option, payment of the Notes may not be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge
The indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all notes outstanding, when:
1. either:
(A) all notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or
(B) all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense, and we have deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of notes that have become due and payable) or to the maturity date or redemption date, as the case may be; provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an officers’ certificate delivered to the trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;
2. we have paid all other sums payable under the indenture by us; and
3. we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
The Trustee and Transfer and Paying Agent
U.S. Bank National Association serves as the trustee under the indenture. The trustee will be permitted to deal with us and our affiliates with the same rights as if it were not trustee. U.S. Bank National Association will also initially be the transfer agent for the Notes. The paying agent for the Notes will initially be Elavon Financial Services DAC, UK Branch.
We and/or our affiliates also maintain banking relationships in the ordinary course of business with one or more affiliates of the trustee.
Notices
Notices to holders of notes will be given by mail, delivered by hand or overnight courier or electronic delivery to the addresses of such holders as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf.

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We, the trustee and any agent of ours may treat the registered owner of any notes as the absolute owner thereof (whether or not the notes shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.
Replacement of Notes
We will replace any mutilated note at the expense of the holders upon surrender to the trustee. We will replace notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen note, an indemnity or security satisfactory to us and the trustee may be required at the expense of the holder of the note before a replacement note will be issued.
Governing Law
Each of the indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof).
Listing
The Notes are listed on The Nasdaq Global Market.

Book Entry System; Global Notes
The Notes were issued in the form of one or more global Notes, in fully registered form, each of which we refer to as a “global note.” Each such global note was deposited with the common depositary for Clearstream and Euroclear, and registered in the name of the common depositary or its nominee. We will not issue certificated securities for the Notes, except in the limited circumstances described below.
Beneficial interests in the global Notes are represented, and transfers of such beneficial interests are effected, through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Those beneficial interests are in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Should certificates be issued to individual holders of the Notes, a holder of Notes who, as a result of trading or otherwise, holds a principal amount of Notes that is less than the minimum denomination of Notes would be required to purchase an additional principal amount of Notes such that its holding of Notes amounts to the minimum specified denomination. Investors may hold Notes directly through Clearstream or Euroclear, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.
Beneficial interests in the global Notes are shown on, and transfers of beneficial interests in the global Notes are made only through, records maintained by Clearstream or Euroclear and their participants.
The paying agent will wire payments on the Notes to the common depositary (or its nominee) as the holder of the global Notes. The trustee, the paying agent and we will treat the common depositary (or its nominee) or any successor nominee to the common depositary as the owner of the global Notes for all purposes.
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global Notes for all purposes under the indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.
Distributions of principal, interest and additional amounts, if any, with respect to the global Notes will be credited in euro to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.
Clearance and Settlement Procedures
Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Secondary Market Trading
Any secondary market trading of book-entry interests in the Notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds. Owners of book-entry interests in the Notes will receive payments relating to their Notes in euro.